Exhibit 99.1

Dream Finders Homes Enters into Agreement to Acquire Alliant National Title Insurance
Company, Inc.

Jacksonville, FL. — October 23, 2024 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced today that it has entered into a definitive agreement to acquire Alliant National Title Insurance Company, Inc. (“Alliant National”) and a related affiliate.

Alliant National, based in Longmont, Colorado, is a title insurance underwriter with more than 700 independent agents in 32 states and the District of Columbia. Alliant National is the largest independent title underwriter in the country with no direct or affiliated operations.

Patrick Zalupski, Dream Finders’ Chairman and CEO, said, “This is a strategic acquisition for DFH and allows us to further vertically integrate alongside our existing title insurance agency business while facilitating growth in the title insurance marketplace. We are excited to partner with a successful and motivated Alliant National team and believe our homebuilding operations can add meaningfully to the bottom line of Alliant National, which will in turn benefit the bottom line of DFH.”

David Sinclair, President & CEO of Alliant National, said, “Building on almost 20 years of serving independent title agents, we are thrilled to partner with Dream Finders Homes and envision an exciting future. The collaboration of an innovative builder, strong title agency, and the Alliant National underwriting team will promote our long-term success and growth into a national competitor.”

The closing of this transaction is subject to closing conditions, including insurance regulatory approvals.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com